Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements about our business. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Forward Looking Statements” and “Risk Factors” contained in our SEC filings.

Overview

Structure and Business

Host LP is a limited partnership operating through an umbrella partnership structure with Host as the sole general partner. We own 107 full-service luxury and upper-upscale hotel properties and, as of December 1, 2005, Host was the largest hotel REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and owns approximately 95% of our partnership interests.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton® and Westin®. Approximately 85% of our hotels (as measured by sales) are currently managed by Marriott International or its affiliates and branded under the Marriott or Ritz-Carlton brand names. The majority of our properties are located in central business districts of major cities, near airports and in resort/conference locations. The target profile for our portfolio includes luxury and upper-upscale full-service properties in urban and resort/conference locations which benefit from significant barriers to entry by competitors. Though hotels meeting this target profile will still be subject to competitive pressures, we believe this will allow us to maintain room rate and occupancy premiums over our competitors. We also seek to maximize the value of our portfolio through aggressive asset management, by assisting the managers of our hotels in maximizing property operations and by completing strategic capital improvements.

The majority of our customers fall into three broad groups: transient business, group business, and contract business (approximately 54%, 43% and 3%, respectively, of our business in 2004). Similar to the majority of the lodging industry, we further categorize business within these segments based on characteristics they have in common as follows:

Transient demand broadly represents individual business or leisure travelers and is divided into four key sub-categories: premium, corporate, special corporate and discount. Overall, business travelers make up approximately 80% of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, our business will be more significantly affected by trends in business travel versus leisure demand:

•	Premium: sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•	Corporate: this is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiated or discount rates.

•	Special Corporate: this is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

•	Discount: this encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through internet distribution and wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group demand represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. Group business is segmented into the following three key sub-categories:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternity and youth and amateur sports teams, otherwise known as SMERF business.

The final segment is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently low levels of demand. Airline crews are typical generators of contract demand for our hotels.

Our hotels are operated by third-party managers under long-term agreements under which they earn base and incentive management fees related to revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property, including purchasing inventory and paying wages, utilities, property taxes and other expenses. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each four week or monthly accounting period, depending on the manager.

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2004 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is the key driver of room rates.	59%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	31%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	7%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2004 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions are generally more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	26%

• Hotel departmental expense. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	30%

• Management fees. Base management fees are computed as a percentage of gross revenue as set forth in our management contracts. Incentive management fees are generally paid when operating profits exceed threshold levels established in our management agreements.	4%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change in tandem with changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense which is relatively inflexible and changes primarily based on the acquisition and disposition of hotel properties and the level of post-acquisition capital expenditures.	11%

The expense components listed above are based on those presented in our consolidated statement of operations. It is also worth noting that wage and benefit costs are spread among various components, however, taken separately these costs represent approximately 50% of our total expenses, making wages and benefits the most significant component of our cost structure.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business. Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to evaluate the results of individual hotels between periods and our comparable hotels. See “Comparable Hotel Operating Statistics” for further discussion of what we consider to be our comparable hotels.

RevPAR changes driven predominately by occupancy have different implications on overall revenue levels as well as incremental operating profit than do changes driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit typically increases when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

A related revenue measure for our hotels is the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. We use the measure as an indicator of a property’s market share. For example, a RevPAR penetration index of 100 would indicate that a hotel’s RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel’s competitive set. Factors that we consider include geographic proximity, as well as the level of service provided at the property. For example, a hotel located near a convention center might have a competitive set that includes other hotels located in close proximity to the convention center. In addition, a luxury hotel might include other luxury or upper-upscale hotels in its competitive set but not economy hotels. Competitive set determinations are highly subjective, however, and our methodology for determining a hotel’s competitive set may differ materially from those used by other owners and/or managers.

We assess profitability by measuring changes in our operating margins, which are operating profit as a percentage of total revenues. Another key profitability indicator we use is hotel adjusted operating profit which is a non-GAAP measure, and which is used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before funding furniture, fixtures and equipment reserves and debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. We also use, among other things, FFO per diluted unit as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per Diluted Unit” for further discussion. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit.

Outlook

For 2004, RevPAR increased approximately 7.3% at our comparable hotels as compared to 2003. For the first three quarters of 2005, RevPAR for our comparable hotels increased 9.1% over the same period of 2004. Improvements in RevPAR for the first half of 2004 were primarily driven by increases in occupancy at our hotels. In the second half of 2004, increases in RevPAR were attributable to increases in both occupancy and average room rates. Improvements in RevPAR at our comparable hotels for the first three quarters of 2005 were driven primarily by significant increases in average room rate, and to a lesser extent, by growth in occupancy. This is a result of a number of positive trends such as strong United States GDP growth, low supply growth of new upper-upscale and luxury hotels and the strengthening in the group and transient segments of our business. As a result of these trends, we expect comparable hotel RevPAR to increase approximately 8% to 9% for full year 2005 and an additional 7% to 9% for full year 2006.

We expect the supply growth of upper-upscale and luxury hotels to continue to be low for the next two to three years. Although always subject to uncertainty, supply growth is relatively easier to forecast than demand growth due to the long permit, approval and development lead-times associated with building new full-service hotels or expanding existing full-service hotels. Based on data provided by Lodging Econometrics, upper-upscale and luxury hotel supply growth in the U.S. is expected to increase by approximately 1.5% and 1.6% in 2006 and 2007, respectively. We believe that, based on a review of forecast supply growth in the specific geographic markets where we have hotels, supply growth of hotels potentially competitive with our hotels will be slightly lower than the Lodging Econometrics forecasts.

The performance of our portfolio is also significantly affected by the results of our large hotels, including our convention hotels, the majority of which are located in major urban markets. Convention hotels have historically outperformed in the early stages of an industry downturn; however, they also lag the industry in performance in the early stages of recovery. This is primarily due to the longer booking lead-time for large group business and the need for transient demand in a market to recover to more substantial levels given a greater capacity of rooms. Recently, we have started to see significant improvement in the operations of our convention hotels in certain markets, such as New York, while our large hotels in weaker markets, such as Boston, continue to lag the portfolio. We expect increasing demand to continue to improve operations at our large convention hotels as markets strengthen, which should positively affect margin and RevPAR growth.

We assess profitability by measuring changes in our operating margins, which are calculated as operating profit as a percentage of total revenues. In terms of profitability measures, operating margins were relatively unchanged for the first half of 2004. However, operating margins increased in the second half of 2004, as the average room rate increases at our hotels began to exceed the rate of inflation for the first time since 2000, resulting in an overall increase in operating margins for the full year for our comparable hotels. Operating margins have continued to improve in 2005, as the average room rate increases at our hotels exceeded the rate of inflation, which is a trend we also expect to continue. Operating margins continue to be affected, however, by certain costs, primarily wages, benefits, utilities and sales and marketing, which increased at a rate greater than inflation, a trend that we also expect to continue in the near term. We expect utility costs to increase by over 10% in 2006, although these costs represent only approximately 3.5% of our revenues. Additionally, as a result of the large-scale devastation due to hurricanes this year, we expect that insurance costs will also increase in 2006 at a rate that exceeds inflation.

Operating margins are also affected by our food and beverage operations which represented 31% of our 2004 revenues. During 2004, food and beverage revenue growth at our comparable hotels was 5.7%. During the first three quarters of 2005, food and beverage revenue growth at our comparable hotels was 5.2%, with a food and beverage margin increase of 0.7 percentage points. As the economy continues to grow, we expect food and beverage revenue to continue to increase, in particular catering revenue, which should result in further improvement in our operating margins.

We also expect to see improvements in RevPAR and operating margins as we continue our strategy of recycling assets. Over the past two years, we have acquired individual upper-upscale and luxury properties in urban and resort/convention locations, where further large-scale lodging development typically is limited, and have disposed of individual assets in suburban and secondary markets. The assets we have acquired have higher RevPAR, higher margins and, we believe, higher growth potential than those we have sold. Over time, these assets should contribute to improvements in overall RevPAR and margins, as well as an increase in the average per room replacement cost of our portfolio. The expected RevPAR for the Starwood portfolio is roughly comparable to the RevPAR for our current hotel portfolio.

During 2004, the average RevPAR penetration index for our comparable hotels modestly declined, but it remains at a premium in relation to our competitive set. This follows a similar decline in our average RevPAR penetration index for our comparable hotels in 2003. Market share at our urban and airport hotels increased slightly in 2004, reversing the prior year trend as a result of the increase in business travel; however, market share continued to decline at our larger convention hotels. During the first three quarters of 2005, the average RevPAR penetration index declined slightly as we continue to work with our managers in achieving the correct mix of transient and group business. We believe that this decline in market share over the past two years and year-to-date 2005 occurred because:

•	our hotels generally have a higher percentage of their revenues generated by corporate group and corporate transient customers than their competitors and that business in the upper-upscale and luxury segment did not begin to significantly increase until the second half of 2004;

•	certain of our properties overcommitted to lower-rated group business late in 2003, which has resulted in those properties being unable to take advantage of higher-rated transient business as travel increased in 2004 and 2005;

•	we have a significant number of large hotels in our portfolio, including nine convention hotels with greater than 1,000 rooms, which require longer periods of time to rebuild their customer base; and

•	new supply in several of our markets affected our hotels.

As lodging demand continues to grow and, in particular, as corporate group and corporate transient business strengthens, we believe that RevPAR penetration index will improve.

While we believe the combination of improving demand trends and low supply trends in the lodging industry discussed here creates the opportunity for improvements in our business in 2005 and 2006, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns. All of the above, as well as the risks set forth in the section “Forward-Looking Statements,” in our SEC filings, may result in lower revenues or higher operating costs and declining operating margins.

Management’s Priorities

Based on forecasted operating conditions, our key management priorities over the next several years include the following:

•	to work with our managers to increase revenues and minimize operating costs;

•	to invest capital in our existing portfolio to maintain our assets and pursue repositioning/Return on Investment opportunities. Potential investments at our hotels could include increasing the number of rooms, building a spa, fitness facility, convention or meeting space or upgrading the infrastructure, such as energy efficient heating and cooling systems;

•	to explore opportunities to maximize the value of existing assets by converting all on part of a property’s underutilized space to alternate uses such as timeshare or condominium units;

•	to acquire upper-upscale and luxury hotels in unique locations, including hotels in urban and resort/conference locations;

•	to use the proceeds from the sale of non-core hotels to acquire properties more closely aligned with our target profile or to repay debt; and

•	to reduce our leverage, over time, to achieve an EBITDA-to-interest coverage ratio of 3.0x or greater under our senior notes indenture and seek to maintain a balanced maturity schedule with an average maturity of no less than five years.

In furtherance of these objectives, we acquired three hotels in 2004 valued at approximately $502 million (the Fairmont Kea Lani Maui, the Embassy Suites Chicago Downtown-Lakefront and the Scottsdale Marriott at McDowell Mountains), and in 2005 we acquired the Hyatt Regency on Capitol Hill, Washington, D.C. for approximately $274 million. We sold nine non-core properties in 2004 for approximately $254 million and another five properties in 2005 for approximately $149 million. We also completed the sale of 85% of our interest in the CBM Joint Venture, which owns 120 Courtyard by Marriott properties, for approximately $92 million in March 2005.

Additionally, we raised approximately $1.2 billion through financing activities in 2004 and approximately $640 million in financing activities for the first three quarters of 2005. We used those funds, along with funds raised through asset dispositions, to acquire properties and to repay or refinance approximately $1.6 billion in senior notes and $256 million in mortgage debt, all of which improved our interest coverage ratio and our overall leverage ratio.

Similarly, we spent approximately $44 million in 2004 and $46 million for year-to-date 2005 on repositioning and ROI projects. We expect to complete a $60 million renovation and repositioning of our Newport Beach Marriott hotel in December 2005. As part of this project, we have negotiated to sell land which currently houses a tennis facility at this property to a high-end condominium developer. In 2005, we committed to invest approximately $60 million for the development of a 105,000 square-foot exhibit hall at the Orlando World Center Marriott Resort and Convention Center, or the Orlando Marriott World Center. We expect to spend

$200 million to $400 million on such investments in the next several years. By contrast, we had limited our expenditures on such development projects in 2002 and 2003 based on our assessment of the relatively weak operating environment and to preserve capital.

We believe we successfully executed on a number of these management priorities in 2004 and 2005, taking advantage of the positive trends in the hotel industry noted above, as well as improving conditions in the financial markets. We also believe that the acquisition of the Starwood portfolio in the Transactions is a very important step in furtherance of these priorities. There can be no assurances, however, that these trends will continue or that we will be able to continue to execute on all, or any, of these priorities over the next several years.

Recent Events

On August 29, 2005, Hurricane Katrina made landfall in Louisiana, Mississippi and Alabama, causing wind and water damage to our 1,290-room New Orleans Marriott; however, the property was not damaged by the subsequent large-scale flooding in the city. Approximately 900 rooms of the hotel have been re-opened as of December 1, 2005 and we are working to repair the remaining portion of the hotel. The current estimate to repair the property damage is approximately $45 million to $50 million, substantially all of which will be covered by insurance. The operations of the hotel have been, and will continue to be, affected by the large-scale devastation throughout New Orleans. As a result of the large-scale devastation throughout New Orleans, it is unlikely that operations will return to historical levels for an extended period of time.

On September 25, 2005, which is in our fourth quarter, Hurricane Rita made landfall in Louisiana and Texas. We did not sustain any property damage at our three hotels in Houston as a result of the hurricane; however, we did experience some loss of business due to cancellations and evacuations.

On October 24, 2005, Hurricane Wilma made landfall in Florida, causing significant damage to the Ft. Lauderdale Marina Marriott. The Harbor Beach Resort, Biscayne Bay Marriott and Singer Island Hilton properties suffered minor window and façade damage, as well as water penetration in many areas of the buildings. The Ritz-Carlton, Naples suffered roof damage and moderate water intrusion. At this time, the total extent of the property damage from hurricane Wilma has not been determined, but we believe total property damage will be approximately $50 million, substantially all of which will be covered by insurance.

Year-to-date operations were not significantly affected by all of these hurricanes; however, the affect on fourth quarter operations is expected to be more significant. Our insurance coverage for the properties entitles us to receive payments for business interruption, as well as recoveries for property damage as a result of the hurricanes. We expect that the insurance proceeds will be sufficient to cover substantially all of the property damage to the hotels and the near-term loss of business. Income resulting from business interruption insurance cannot be recognized until all contingencies are resolved. While we expect our business interruption insurance proceeds to ultimately cover our losses for the fourth quarter, the timing of these payments, the resolution of all contingencies, and recognition of income is unclear and will likely lag into 2006.

On September 30, 2005, we purchased the 834-room Hyatt Regency, Washington D.C. on Capitol Hill for a purchase price of approximately $274 million. The acquisition was financed with available cash.

On October 7, 2005, we sold the 297-room Charlotte Executive Park Marriott for $21 million. During the third quarter of 2005 we reclassified the assets and liabilities of the hotel as held for sale. We will record a gain of approximately $7 million on the sale in the fourth quarter of 2005.

On November 14, 2005 we signed a definitive merger agreement to acquire 38 luxury and upper-upscale hotels from Starwood Hotels and Resorts (“Starwood”) for approximately $4.04 billion, “the Merger”. The portfolio consists of 25 domestic and 13 international properties and a total of 18,964 rooms managed under the Westin, Sheraton, W Hotels, The Luxury Collection and St. Regis brands. As part of this transaction, we expect to assume approximately $704 million of debt and Host Marriott Corporation, our sole general partner, will issue approximately $2.3 billion of equity (133,529,412 common shares at the exchange price of $17.00 per share) to Starwood stockholders and we will issue a corresponding number of operating partnership units to Host Marriott

Corporation. The remainder of the purchase price will be paid in cash. The transaction is expected to close in the first quarter of 2006, and is subject to the approval of the Host Marriott Corporation’s stockholders, as well as other closing conditions. The boards of directors of Host Marriott and Starwood have approved the proposed transaction.

Currently, we have $3.1 billion of senior notes outstanding and Host has $250 million of preferred stock and $492 million of Convertible Preferred Securities that are all rated by Moody’s Investors Service and Standard & Poor’s. On October 13, 2005, Moody’s upgraded our senior note debt from a Ba3 rating to a Ba2 rating, Host’s preferred stock from a B2 rating to a B1 rating and Host’s Convertible Preferred Securities from a B2 rating to a Ba3 rating. On November 8, 2005, Standard and Poor upgraded our senior debt from a B+ rating to a BB- rating and upgraded Host’s preferred stock and Convertible Preferred Securities from a CCC+ rating to a B- rating.

Results of Operations

The following table reflects certain line items from our statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	Year-to-date ended
	September 9, 2005	September 10, 2004	% Change
Revenues
Total hotel sales	$2,571	$2,378	8.1%

Operating costs and expenses:
Property-level costs (1)	2,265	2,150	5.3
Corporate and other expenses	45	43	4.7
Operating profit	337	259	30.1
Interest expense	318	356	(10.7)
Minority interest (income) expense	6	3	N/M	(3)
Income from discontinued operations	13	28	(53.6)
Net income (loss)	97	(66)	N/M	(3)
Comparable hotel operating statistics (2)
RevPAR	$121.55	$111.44	9.1%
Average room rate	$163.17	$151.75	7.5%
Average occupancy	74.5%	73.4%	1.l	pts.

	2004	2003	% Change 2003 to 2004		2002	% Change 2002 to 2003
Revenues
Total hotel sales	$3,522	$3,166	11.2%		$3,232	(2.0)%
Operating costs and expenses:
Property-level costs (1)	3,156	2,919	8.1		2,872	1.6
Corporate and other expenses	67	60	11.7		45	33.3
Operating profit	406	299	35.8		416	(28.1)
Interest expense	484	521	(7.1)		492	5.9
Loss from continuing operations	(66)	(238)	72.3		(74)	N/M	(3)
Net income (loss)	(1)	14	N/M	(3)	(19)	N/M	(3)
Comparable hotel operating statistics (2):
RevPAR	$107.66	$100.35	7.3%		N/A	(4.2)%
Average room rate	$149.64	$145.42	2.9%		N/A	(1.9)%
Average occupancy	71.9%	69.0%	2.9	pts.	N/A	(1.6	)pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses.
(2)	Comparable hotel operating statistics for year-to-date 2005 and year-to-date 2004 are based on the 99 hotels we define as comparable as of September 9, 2005. Comparable hotel operating statistics for 2004 and 2003 are based on the 103 hotels we define as comparable as of December 31, 2004. The percentage change from 2002 to 2003 is based on the 107 hotels we define as comparable as of December 31, 2003. See “Comparable Hotel Operating Statistics” for further details.
(3)	N/M=Not Meaningful

Year-to-date September 9, 2005 compared to Year-to-date September 10, 2004

Hotel Sales Overview.    Hotel sales increased $193 million, or 8.1%, to $2,571 million for year-to-date 2005. Hotel sales include $96 million and $22 million for 2005 and 2004, respectively, of sales from hotels acquired in 2004. Sales for properties sold in 2005 or 2004 or classified as held-for-sale as of September 9, 2005 have been reclassified as discontinued operations on our condensed consolidated statements of operations. See “Discontinued Operations” below.

Comparable hotel sales increased 7.4% to $2,412 million for year-to-date 2005. The revenue growth reflects the increase in comparable RevPAR of 9.1%, as a result of an increase in average room rates of 7.5% and an increase in occupancy of 1.1 percentage points. Food and beverage revenues for our comparable hotels increased 5.2%, primarily due to an increase in catering and outlet revenues.

We discuss operating results for our full-service hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. As of September 9, 2005, 99 of our 107 full-service hotels have been classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering the mix of business (i.e. transient, group or contract), property type (i.e. urban, suburban, resort/convention or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications.

Demand was strong in the first three quarters of 2005, enabling our operators to significantly increase average daily room rates, particularly in the premium and corporate transient segments. For our comparable Marriott and Ritz-Carlton hotels, which represent 86% of our total comparable rooms, premium and corporate average daily rates increased 12.8%, compared to last year. Our overall transient average room rate for these hotels increased 9.5%. We expect that increased levels of transient demand will enable our managers to continue rate increases throughout the remainder of 2005 and into 2006.

Total group room revenue for our comparable Marriott and Ritz-Carlton hotels was up 5.2% compared to last year, primarily due to an increase in average room rates of approximately 4.7%. Room rates for groups should continue to improve in 2006, as a lower percentage of group business would have been booked for those periods in 2004 or earlier when room rates were significantly lower than those our managers are able to currently charge. Group booking pace is up only modestly for the remainder of the year, reflecting our managers’ strategy of keeping more rooms available for the higher-rated transient segments.

Comparable Hotel Sales by Property Type.    For year-to-date 2005, revenues increased significantly across all of our hotel property types. Our urban hotels continue to perform well thus far in 2005, with comparable hotel RevPAR growth of 9.7% to $136.69. The significant increase in comparable hotel RevPAR at our urban properties was primarily driven by an increase in average room rate of 7.4%, while average occupancy improved by 1.6 percentage points. Our resort/conference hotels had comparable hotel RevPAR growth of 7.4% to $162.49, with average room rate growth of 7.8%. Our airport hotels experienced a comparable hotel RevPAR increase of 8.0%, which reflected an average room rate increase 7.4%. Our suburban hotels experienced a comparable hotel RevPAR increase of 9.3%, which reflected an average room rate increase of 7.7%.

Comparable Hotel Sales by Geographic Region.    Through the third quarter of 2005, the majority of our geographic regions experienced strong growth in comparable hotel RevPAR with the DC Metro, Mountain and Mid-Atlantic regions all experiencing double-digit growth rates.

Our DC Metro region had a comparable hotel RevPAR increase of 15.3%. The improvement was the result of the continued strong performance of our urban hotels, such as the Metro Center Marriott, which benefited from solid group and business transient demand. Overall, comparable hotel RevPAR increases for the region reflected an average room rate increase of 11.1% year-to-date, and an average occupancy increase of 2.8 percentage points.

Our Pacific region had a comparable hotel RevPAR increase of 9.8%. The region was led by our five Los Angeles market hotels, where RevPAR increased 13.0%. Additionally, the San Francisco market had a comparable hotel RevPAR increase of 8.1%, and the Hyatt Regency Maui Resort and Spa had a comparable hotel RevPAR increase of 17.9%.

Our Mountain region experienced a comparable hotel RevPAR increase of 13.6%. The Denver market experienced a comparable hotel RevPAR increase of 13.9%, led by a comparable hotel RevPAR increase at the Denver Tech Center Marriott of 21.0%.

Comparable hotel RevPAR for our Mid-Atlantic region increased 11.6%, which was driven by a comparable hotel RevPAR growth of 17.4% at our three New York City hotels. Strong group, transient and international demand has strengthened the performance in the New York market.

Comparable hotel RevPAR in our Florida region grew by 8.4% as a result of comparable hotel RevPAR increases in our Tampa and Miami hotels of 12.6% and 15.1%, respectively. These increases were partially offset by declines in comparable hotel RevPAR at the Orlando World Center Marriott due to a decrease in both group and transient bookings.

Our Atlanta region experienced an increase in comparable hotel RevPAR of 2.5%.

Comparable hotel RevPAR for our New England region increased 1.3%. Our Boston market continues to underperform our entire portfolio, as comparable hotel RevPAR increased 2.7%. The weak operating results were primarily the result of reduced demand at the Boston Copley Marriott. Performance in this region should improve over time, based on expected increases in convention activity in 2006 and overall improvements in the Boston economy.

The North Central region of our portfolio experienced an increase in comparable hotel RevPAR of 5.9% as average room rates increased 8.3%.

The year-to-date comparable hotel results in our South Central region, which includes Texas and Louisiana, were not significantly affected by Hurricane Katrina, as the hurricane occurred in the final two weeks of the third quarter. RevPAR in the region grew by 7.1%, driven primarily by strong increases in occupancy and average room rate at our three properties in Houston.

Comparable hotel RevPAR for our international properties increased 8.1%. Our four Canadian properties, three of which are in Toronto, experienced an increase in comparable hotel RevPAR of 10.0%.

Property-level Operating Costs.    Property-level operating costs and expenses increased $115 million, or 5.3%, for year-to-date 2005. Property-level operating costs and expenses exclude the costs for hotels we have sold and held for sale, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs increased 11.6%, primarily due to increases in oil and gas prices, while the increase in management fees of 14.3% were a direct result of the growth in the revenues and profitability of our properties. We expect to continue to see an increase in operating costs during the remainder of 2005 as a result of variable costs increasing with occupancy increases, and certain costs increasing at a rate above inflation, particularly energy prices.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs. Year-to-date corporate expenses increased by $2 million, or 4.7%, due to an increase in compensation expense.

Interest Income.    Interest income increased $9 million, primarily due to increased cash and restricted cash balances and increases in the interest rate earned on those balances.

Interest Expense.    Interest expense decreased $38 million as a result of the decrease in our interest obligations from 2004 and 2005 debt repayments and refinancings, as well as a decline in the amount of prepayment penalties associated with debt repayments and refinancings. Specifically, interest expense includes $30 million for 2005 and $54 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments. These declines in interest expense were partially offset by increased interest rates for our variable rate debt.

Net Gains on Property Transactions.    Net gains on property transactions increased $67 million, primarily due to the second quarter pre-tax gain of $70 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts.    The gain on foreign currency and derivative contracts is primarily due to the $1 million change in fair value from the foreign currency exchange contracts for two of our Canadian hotels.

Minority Interest Income (Expense).    Minority interest expense consists of our minority partners’ share of income or loss in consolidated hotel partnerships. The increase in minority interest expense is due to the improvement in operations at certain of our consolidated partnerships.

Equity in Earnings (Losses) of Affiliates.    Equity in earnings (losses) of affiliates increased by $11 million due to the earnings of CBM Joint Venture LP, which had recorded net losses throughout 2004.

Discontinued Operations.    Discontinued operations consist of one hotel classified as held for sale in the third quarter of 2005, four hotels sold in the first quarter of 2005 and nine hotels sold in 2004 and represents the results of operations and the gain or loss on their disposition. For year-to-date 2005 and 2004, revenues for these properties were $9 million and $104 million, respectively, and income before taxes was $1 million and $9 million, respectively. We recognized a gain, net of tax, of $12 million and $20 million for year-to-date 2005 and 2004, respectively, on the disposition of these hotels.

2004 Compared to 2003

Hotel Sales Overview.    Hotel sales increased $356 million, or 11.2%, to $3.5 billion for 2004 as compared to $3.2 billion for 2003. Hotel sales for 2004 include approximately $59 million of sales for the three hotels acquired in 2004 and exclude sales for the properties we have sold or classified as held for sale as of September 9, 2005 for all periods presented, which have been reclassified to discontinued operations. See “Discontinued Operations” below. Comparable hotel sales increased 6.4%, or $203 million, to $3.4 billion. The growth in revenues reflects the increase in comparable RevPAR of 7.3% for 2004, as a result of strong increases in occupancy of 2.9 percentage points, as well as an increase in average room rate of 2.9%. Food and beverage revenues for our comparable hotels increased 5.7%, primarily due to an increase in catering revenues and the overall increase in occupancy.

We discuss operating results for our full-service hotels on a comparable basis. As of December 31, 2004, 103 of our full-service hotels were classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering the mix of business (i.e. transient or group), property type (i.e. urban, suburban, resort/conference or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications.

Comparable Hotel Sales by Customer Mix.    The majority of our customers fall into two broad groups: transient and group travelers. Continuing a trend we noted in the first three quarters of 2004, the business mix of our portfolio is showing a shift in transient room nights, from lower-rated discount business to higher-rated corporate and premium business.

For 2004, total transient room revenue for our comparable Marriott and Ritz-Carlton hotels was up 6.8% compared to last year, as premium and corporate occupancy increased to 29.3% of total transient demand, up from 25.8% last year, while our average transient room rate increased by 5.4%. This indicates that our hotel managers are having greater success in reducing the number of rooms sold at discounted rates as a result of improving transient demand. We believe the upward trend in occupancy and average room rate should continue as a result of increased corporate and premium business in the fourth quarter.

For 2004, total group room revenue for our comparable Marriott and Ritz-Carlton hotels was up 8.2% compared to last year, primarily due to an increase in occupancy of approximately 7.5%, while our average group room rate was up slightly, or 0.7%. This increase reflects the increased business travel and the steady growth in the economy. Additionally, our managers improved overall occupancy by accepting greater numbers of advance room reservations for groups, which resulted in fewer rooms available for transient business.

Comparable Hotel Sales by Property Type.    For full year 2004, revenues increased consistently across all of our hotel property types. Comparable hotel RevPAR increased 6.8%, 6.4%, 7.0% and 12.0% for urban, suburban, resort/conference and airport properties, respectively. The largest increases were for our airport hotels, which reflected a significant increase in business travel in 2004 compared with the significantly depressed levels of 2002 and 2003.

Comparable Hotel Sales by Geographic Region.    During 2004, we experienced RevPAR gains in most regions. Full year 2004 comparable hotel RevPAR in our New England region improved 11.0% over the prior year. The region benefited from the Democratic National Convention during the third quarter and was led by the Boston Hyatt, which was converted from the Swissôtel brand in late 2003, where RevPAR improved by 25.6% for the year.

Comparable hotel RevPAR increased 9.2% for our DC Metro region due primarily to a 5.2% increase in average room rates in 2004. Growth was slowed during the year by rooms renovations at four of our hotels in the region. We expect that the region will experience strong RevPAR growth in 2005 due to the Presidential inauguration, the overall strength of the market and the negative effect of the rooms renovations in 2004.

For our Atlanta region, comparable hotel RevPAR grew by 6.0%. The improvement was led by The Grand Hyatt, Atlanta, The Four Seasons, Atlanta and The Ritz-Carlton, Atlanta, where RevPAR increased 9.7%, 10.9% and 9.9%, respectively.

Our Pacific region, which had lagged behind the portfolio as a whole during 2002 and 2003, continued to improve as comparable hotel RevPAR increased 8.0%, with significant increases in occupancy. The primary reason this region had been underperforming over the past three years was due to the decline in travel related to the area’s technology companies, particularly in the San Francisco Bay area. The improvement in the Pacific region in 2004 reflects an increase in comparable hotel RevPAR at our San Francisco market hotels of 14.5%. The results for the Pacific region also reflect a 6.5% increase in comparable hotel RevPAR at our properties in the Los Angeles market. Overall, we expect the Pacific region to continue to exhibit improving performance in 2005.

Comparable hotel RevPAR in our Mid-Atlantic region improved 10.7% over the prior year. Our New York City properties benefited from the Republican National Convention in the third quarter and strong demand in the fourth quarter.

For 2004, comparable hotel RevPAR in the Florida region improved 7.1% over 2003. During August and September, four hurricanes caused significant damage in Florida. Our 12 properties in the region and the New Orleans Marriott experienced varying levels of property damage and business interruption. During 2004, we recorded $3 million of non-recoverable losses.

RevPAR in other regions was relatively unchanged from 2003. RevPAR declined 0.9% in our South Central region, while RevPAR in our North Central and Mountain regions experienced comparable RevPAR increases of 2.2% and 2.7%, respectively.

Comparable hotel RevPAR for our international properties increased 17.5% for 2004. Our four Canadian properties, three of which are in Toronto, experienced increases in RevPAR of 24.5%, as the region has recovered from the SARs related travel restrictions in 2003 and the effect of the favorable appreciation of the Canadian dollar compared to the U.S. dollar.

Rental Income.    Our rental income represents lease income from our 71 limited-service hotels and three office property leases, as well as lease income from one full-service hotel. In 2003, operations at the leased limited-service hotel properties suffered because a significant portion of these properties underwent renovations to enable them to compete with newer hotels and the weak economic conditions in their markets. While several leased properties were still under renovation in 2004, the properties that underwent renovations in 2003 performed substantially better. This was the primary reason for the increase in total rental income of $6 million to $106 million during 2004.

Operating Costs and Expenses.    Operating costs and expenses increased $244 million, or 8.2%, to $3.2 billion. The operating costs and expenses include approximately $48 million of costs for the three hotels acquired in 2004 and exclude costs for the properties we have sold or classified as held for sale as of September 9, 2005, which have been reclassified to discontinued operations. Property-level expenses, which account for 98% of our total operating costs and expenses, increased $237 million, or 8.1%, to approximately $3.2 billion. Comparable hotel expenses increased $127 million, or 5.1%, to $2.6 billion. The increase in operating costs and expenses is due to additional costs associated with an increase in occupancy at our hotels and an increase in wage, benefit, utility and sales and marketing costs, all of which we believe will continue to increase at a rate greater than inflation.

Operating costs and expenses also include base and incentive management fees, which are earned based on the operating performance of our individual hotels. Due to the difficult operating environment over the past three years, less than half of our hotels reached the necessary thresholds in 2004 that would require us to incur incentive management fees to our managers. In 2004 and 2003, incentive management fees totaled $38 million and $36 million, respectively. We expect the number of hotels reaching these thresholds and the incentive fees earned to further increase in 2005.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs. During 2004, the $7 million increase is primarily due to an increase in stock compensation expense, as a result of the significant appreciation in Host’s stock price since December 31, 2003 and an increase in the number of shares that Host may issue that are subject to performance criteria established by the Compensation Policy Committee of Host’s Board of Directors.

Interest Expense.    During 2004, interest expense decreased $37 million. Interest expense includes $55 million and $31 million of call premiums and accelerated deferred financing costs and original issue discounts that were associated with debt prepayments made in 2004 and 2003, respectively. After excluding these items, interest expense decreased approximately $60 million due to the significant amount of debt repayments and refinancings that have occurred in 2003 and 2004. See “Liquidity and Capital Resources—Cash Requirements—Debt Repayments and Refinancings.”

Net Gains on Property Transactions.    Net gains on property transactions are due primarily to the recognition of deferred gains. In 1994, we sold a portfolio of Fairfield Inns by Marriott and received a note receivable in partial payment. Subsequently, we recorded a loss on the note due to a decline in the operations of the hotels. During 2004, the owner filed for bankruptcy and several properties were sold. We recognized a previously deferred gain of approximately $12 million based on the amount of the proceeds we received.

Loss on Foreign Currency and Derivative Contracts.    During 2004, the loss on foreign currency and derivative contracts is primarily due to the approximate $7 million loss from the foreign currency exchange contracts related to mortgage debt that was secured by three of our Canadian hotels for the majority of 2004, as the U.S. dollar continued to decline in relation to the Canadian dollar. These contracts were deemed ineffective for hedge accounting purposes in 2003, which resulted in an $18 million loss at that time. See “Liquidity and Capital Resources—Debt and Effect of Financial Covenants—Mortgage Debt Covenants” for further discussion.

Minority Interest Expense.    Minority interest expense consists of our minority partners’ share of the income or loss in consolidated hotel partnerships.

Equity in Earnings (Losses) of Affiliates.    Equity in earnings (losses) of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests. The decrease in the loss can be attributed to a decrease in the net loss of CBM Joint Venture LLC in 2004 and an increase in the income from our investment in Tiburon Golf Ventures, L.P.

Discontinued Operations.    Discontinued operations consist of the operations of five hotels sold in 2005, nine hotels sold in 2004, eight hotels sold in 2003, one hotel sold in 2002, the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel in 2003 and 2002. In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS 144, the results of operations for these properties in the current year and prior periods are reflected in discontinued operations.

For 2004, the nine hotels sold generated net proceeds of approximately $246 million with a net gain on disposition of approximately $52 million. Our revenues for the 22 properties sold in 2003, 2004 and 2005, or classified as held for sale at September 9, 2005 and the final disposition of insurance proceeds for the New York Marriott World Trade Center hotel were $144 million for 2004 and $452 million for 2003. Income before taxes for the same periods was $13 million and $191 million, respectively.

2003 Compared to 2002

Hotel Sales.    Hotel sales declined $66 million, or 2.0%, to approximately $3.2 billion. Hotel sales for 2003 include approximately $10 million for one hotel acquired in 2003 and exclude sales for the properties we have sold or classified as held for sale as of September 9, 2005, which have been reclassified to discontinued operations. See “Discontinued Operations” below. We discuss operating results for our hotels on a comparable basis, and as of December 31, 2003, 112 of our 117 full-service hotels owned on that date were classified as comparable for 2003 and 2002. For 2003, our comparable hotel RevPAR of $96.85 was down 4.2% from 2002, reflecting a decline in average room rate of 1.9% and a decrease in occupancy of 1.6 percentage points, primarily due to reduced transient demand for both business and leisure travel. Beginning in the fourth quarter of 2003, demand began to improve relative to the first three quarters of 2003, with less than one-half a percent decrease in room rate and a slight decrease in occupancy over the fourth quarter of 2002. Comparable hotel RevPAR by property type decreased 4.3%, 4.5%, 3.5% and 3.9% for urban, suburban, resort/conference and airport properties, respectively.

While our overall results for 2003 declined, we did experience improvements in comparable hotel RevPAR in four geographic regions for the fourth quarter and two regions for the full year. Comparable hotel RevPAR for our Washington D.C. Metro region increased 4.0% for the fourth quarter and 2.5% for the full year. These increases were driven by strong transient demand particularly at our Northern Virginia properties as occupancy increased 0.9 percentage points for both the fourth quarter and full year for the comparable hotels. Our Florida region also had a slight increase in comparable hotel RevPAR for the year, but a slight decrease for the fourth quarter. The results were primarily driven by our properties in the Ft. Lauderdale and Tampa markets, which benefited from stronger group demand and leisure travel.

The relative improvement of these regions was offset by the overall decline in comparable hotel RevPAR in most of our other regions. In particular, our New England and South Central regions had significant declines in comparable hotel RevPAR of 15.1% and 5.8%, respectively, for the year and 14.4% and 5.7%, respectively, for the fourth quarter. The comparable hotel results in the South Central region were primarily affected by our hotels in San Antonio where full year occupancy was down 3.4 percentage points and average room rate declined 3.6%.

The decline in our New England properties was driven by the performance of our three comparable hotels in Boston which had comparable hotel RevPAR declines of 18.8% and 19.7%, respectively, for the fourth quarter and full year. The decrease in demand was primarily attributable to a reduction in city-wide convention activity in 2003. The New England results discussed above do not include the Boston Copley Marriott which is considered a non-comparable hotel, which had an increase in RevPAR for the fourth quarter of 1.6%.

Our rental income represents lease income from our 71 limited-service hotels and three office property leases, as well as lease income from one full-service hotel. Operations at the leased limited-service hotel properties continued to suffer due to increased competition from full-service and limited-service properties and weak economic conditions in their markets, resulting in a very competitive environment and lower room rates.

In 2003, we also recognized $9.6 million of other income from the settlement of a claim that we brought against our directors and officers insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International which arose from the sale of certain limited partnerships units to investors prior to 1993.

Operating Costs and Expenses.    The increase in operating costs and expenses is primarily the result of increases in wages, benefits, insurance and utilities at our hotels. Rental and other expense for our limited-service hotel leases, office properties and one full-service hotel that we leased are included in other property-level expenses on the consolidated statements of operations. Consistent with the relatively fixed nature of these costs, our operating expenses increased in both 2003 and 2002 despite the decrease in revenues in both years.

Corporate and Other Expenses.    The increase in corporate and other expenses is primarily due to increases in corporate insurance and the appreciation of Host Marriott’s stock price, which affects the employee stock-based compensation expense.

Interest Expense.    Interest expense increased 5.9% over 2002 as a result of the payment of aggregate call premiums of $25 million and the acceleration of deferred financing fees of $6 million associated with the prepayment of our senior notes and various mortgages during 2003.

Loss on Foreign Currency and Derivative Contracts.    The loss on foreign currency and derivative contracts is due primarily to the approximate $18 million loss from the forward currency exchange contracts for our four Canadian hotels being deemed ineffective for hedge accounting purposes. See “Liquidity and Capital Resources—Debt and Effect of Financial Covenants—Mortgage Debt Covenants” for further discussion.

Minority Interest Income (Expense).    Minority interest income (expense) consists of our minority partners’ share of income or loss in consolidated hotel partnerships. The decrease in minority interest expense is due to the decline in operations at certain of our consolidated hotel partnerships.

Equity in Earnings (Losses) of Affiliates.    Equity in earnings (losses) of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests and do not consolidate in our financial statements. The increase in the loss can be attributed to an increase in the net loss of CBM Joint Venture LLC in 2003.

Discontinued Operations.    Discontinued operations consist of the operations of five hotels sold in 2005, nine hotels sold in 2004, eight hotels sold in 2003, one hotel sold in 2002, the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel in 2003 and 2002. For 2003, the eight hotels sold generated net proceeds of approximately $184 million with a net gain on disposition of approximately $9 million. Discontinued operations for 2003 also includes a $56 million gain on the disposition of World Trade Center hotel. For 2003 and 2002, our revenues for all properties included in discontinued operations were $452 million and $346 million, respectively, and our income before taxes was $191 million and $47 million, respectively.

On December 3, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York Marriott World Trade Center and Financial Center hotels with the hotels’ insurer, Marriott International and the Port Authority of New York and New Jersey. As a result of these settlements, we received net insurance proceeds of approximately $372 million. As a result of this settlement, we recorded a one-time gain of approximately $212 million, which is comprised of approximately $156 million in post-2003 business interruption proceeds and approximately $56 million from the disposition of the New York Marriott World Trade Center hotel. The gain on disposition and the 2003 and 2002 business interruption income, net of expenses, related to the hotel has been reclassified to discontinued operations. The business interruption proceeds received, net of expenses, for the New York Marriott Financial Center hotel are included in rooms revenue from continuing operations.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or undergone large-scale capital projects during the reporting periods being compared. Of the 107 full-service hotels that we owned on September 9, 2005, 99 have been classified as comparable hotels. The operating results of the following eight hotels that we owned as of September 9, 2005 are excluded from comparable hotel results for these periods:

•	The Memphis Marriott (construction of a 200-room expansion started in 2003 and completed in 2004);

•	The Embassy Suites Chicago Downtown-Lakefront Hotel (acquired in April 2004);

•	The Fairmont Kea Lani Maui (acquired in July 2004);

•	The Newport Beach Marriott Hotel (major renovation started in July 2004);

•	Mountain Shadows Resort (temporarily closed in September 2004);

•	Scottsdale Marriott at McDowell Mountains (acquired in September 2004);

•	Atlanta Marquis (major renovation started August 2005); and

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005).

In addition, the operating results of the thirteen hotels we disposed of in 2005 and 2004 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with industry data provided by hospitality research firms such as Smith Travel Research.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada and Mexico.

Property types consist of the following:

•	Urban—Hotels located in central business districts of major cities. This includes most of our large convention center properties, suburban markets or edge cities located outside the urban core in larger metropolitan areas;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels in tourist locations such as Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

The following tables set forth performance information for our comparable full service hotels by geographic region and property type for year-to-date 2005 and 2004:

Comparable by Region

	As of September 9, 2005		Year-to-date ended September 9, 2005			Year-to-date ended September 10, 2004
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	20	11,035	$170.81	77.9%	$133.11	$160.32	75.6%	$121.26	9.8%
Florida	11	7,027	177.40	74.8	132.65	166.53	73.5	122.33	8.4
Mid-Atlantic	10	6,720	195.12	79.1	154.29	178.16	77.6	138.28	11.6
North Central	13	4,923	129.17	67.1	86.67	119.33	68.6	81.82	5.9
DC Metro	11	4,661	177.98	78.3	139.41	160.16	75.5	120.87	15.3
Atlanta	12	4,265	150.30	68.2	102.50	145.56	68.7	99.97	2.5
South Center	6	3,526	133.74	76.7	102.60	125.32	76.4	95.78	7.1
New England	6	3,032	151.15	71.4	107.98	145.56	73.2	106.57	1.3
Mountain	5	1,940	111.24	64.4	71.62	104.33	60.4	63.04	13.6
International	5	1,953	131.45	72.2	94.95	120.72	72.8	87.83	8.1

All Regions	99	49,082	163.17	74.5	121.55	151.75	73.4	111.44	9.1

Comparable by Property Type

	As of September 9, 2005		Year-to-date ended September 9, 2005			Year-to-date ended September 10, 2004
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	39	22,874	$176.35	$77.5%	$136.69	$164.23	75.9%	$124.62	9.7%
Suburban	34	12,492	131.87	68.6	90.44	122.47	67.5	82.71	9.3
Airport	16	7,328	120.53	76.0	91.62	112.22	75.6	84.85	8.0
Resort/Conference	10	6,388	220.93	73.5	162.49	204.98	73.8	151.35	7.4

All Types	99	49,082	163.17	74.5	121.55	151.75	73.4	111.44	9.1

Of the 111 full-service hotels that we owned on December 31, 2004, 103 have been classified as comparable hotels for 2004 versus 2003 comparisons. The operating results of the following eight hotels that we owned as of December 31, 2004 are excluded from comparable hotel results for these periods:

•	The JW Marriott, Washington, D.C. (consolidated in our financial statements beginning in the second quarter of 2003);

•	The Hyatt Regency Maui Resort and Spa (acquired in November 2003);

•	The Memphis Marriott (construction of a 200-room expansion started in 2003 and completed in 2004);

•	The Embassy Suites Chicago Downtown-Lakefront Hotel (acquired in April 2004);

•	The Fairmont Kea Lani Maui (acquired in July 2004);

•	The Newport Beach Marriott Hotel (major renovation started in July 2004);

•	The Mountain Shadows Resort Hotel (temporarily closed in September 2004); and

•	The Scottsdale Marriott at McDowell Mountains (acquired in September 2004).

In addition, the operating results of the 17 hotels we disposed of in 2004 and 2003 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

The following table sets forth performance information for our comparable full-service hotels by geographic region and property type as of December 31, 2004 and 2003:

Comparable by Region

	As of December 31, 2004		Year ended December 31, 2004			Year ended December 31, 2003
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	20	10,720	$148.93	73.3%	$109.10	$148.71	67.9%	$101.03	8.0%
Florida	12	7,337	163.16	71.5	116.69	158.40	68.8	109.00	7.1
Mid-Atlantic	10	6,720	189.17	78.3	148.19	180.11	74.3	133.85	10.7
Atlanta	13	5,940	143.30	67.1	96.15	138.16	65.6	90.67	6.0
North Central	13	4,923	123.93	67.8	84.06	123.52	66.6	82.28	2.2
South Central	7	4,816	131.73	75.1	98.87	131.46	75.9	99.79	(0.9)
DC Metro	10	3,890	155.75	73.4	114.29	148.07	70.7	104.65	9.2
New England	7	3,413	146.12	73.0	106.72	142.32	67.5	96.11	11.0
Mountain	6	2,351	102.34	59.7	61.10	97.56	61.0	59.52	2.7
International	5	1,953	122.86	72.3	88.87	114.67	66.0	75.64	17.5

All Regions	103	52,063	149.64	71.9	107.66	145.42	69.0	100.35	7.3

Comparable by Property Type

	As of December 31, 2004		Year ended December 31, 2004			Year ended December 31, 2003
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	40	25,068	$165.67	74.4%	$123.21	$159.79	72.2%	$115.40	6.8%
Suburban	38	14,081	121.44	67.2	81.63	117.25	65.4	76.72	6.4
Airport	16	7,332	113.12	74.6	84.37	111.66	67.5	75.36	12.0
Resort/ Conference	9	5,582	192.56	69.6	133.99	190.79	65.7	125.26	7.0

All Types	103	52,063	149.64	71.9	107.66	145.42	69.0	100.35	7.3

Please note that the comparable properties are different for each table as set forth in our definition of comparable properties above. The following statistics are for all of our full-service properties for year-to-date September 9, 2005 and September 10, 2004 and for the year ended December 31, 2004 and 2003, respectively, and the results of operations for four hotels sold in 2005, for nine hotels sold in 2004 and eight hotels sold in 2003 prior to their disposition:

	Year-to-date ended
	September 9, 2005	September 10, 2004
Average Room Rate	$164.46	$148.53
Average Occupancy	73.7%	73.3%
RevPAR	$121.22	$108.90

	Year ended
	December 31, 2004	December 31, 2003
Average Room Rate	$152.03	$141.93
Average Occupancy	72.0%	69.1%
RevPAR	$109.51	$98.01

Liquidity and Capital Resources

Cash Requirements

Host uses cash primarily for acquisitions, capital expenditures, debt payment and dividends to stockholders. As a REIT, Host is required to distribute to its stockholders at least 90% of its taxable income. Funds used by Host to make these distributions are provided from Host LP. We depend primarily on external sources of capital to finance future growth.

Cash Balances.    As of September 9, 2005, we had $402 million of cash and cash equivalents, which was an increase of $55 million from December 31, 2004. The increase is primarily attributable to the net proceeds from the sale of four hotels in January and the sale of 85% of our interest in CBM Joint Venture LLC in March. On September 30, 2005, we acquired the Hyatt Regency, Washington, D.C. on Capitol Hill with approximately $274 million in available cash. As a result, we have reduced our cash balances to the $100 million to $150 million level that we have historically maintained based on the flexibility and capacity provided by our credit facility and the continuing growth of the economy.

As of September 9, 2005, we also had $165 million of cash which was restricted as a result of lender requirements (including reserves for debt service, real estate taxes, insurance, as well as cash collateral and excess cash flow deposits). The restricted cash balance includes $68 million and $37 million as of September 9, 2005 and December 31, 2004, respectively, which are held in escrow in accordance with restrictive debt covenant requirements (see “Mortgage Debt” below). The conditions necessary to release these escrowed funds were met at the end of the third quarter and on October 31, 2005 escrowed funds of approximately $71 million were released to us. The remaining restricted cash balances do not have a significant effect on our liquidity.

We have approximately $195 million of debt that will mature prior to 2007. However, $88 million of this debt can be extended for three one-year terms if certain conditions are met. We also have scheduled principal repayments totaling approximately $18 million for the fourth quarter of 2005. We believe we have sufficient cash, or availability under our line of credit, to deal with our near-term maturities, as well as any decline in the cash flow from our business.

On October 14, 2005, we drew approximately $100 million of our available capacity on our credit facility to retire the remaining mortgage on our Canadian properties and for general corporate purposes of which $80 million was repaid during the fourth quarter with the release of the restricted cash discussed above and available cash.

Debt Repayments and Refinancings.    Reducing future interest payments and leverage remains a key management priority. With the proceeds from asset sales and the insurance proceeds received for the New York Marriott World Trade Center hotel, we repaid or redeemed a total of approximately $400 million of debt as of September 9, 2005. We also made $104 million of scheduled principal payments as of September 9, 2005. In addition, we refinanced approximately $830 million of our debt in 2004 and $609 million of our debt in the first three quarters of 2005. The combined effect of the transactions during 2004 and the first three quarters of 2005 lowered our average interest rate by approximately 60 basis points since 2003 to 7.0%.

We may continue to redeem or refinance senior notes, our Convertible Subordinated Debentures and mortgage debt from time to time to take advantage of favorable market conditions. We may purchase senior notes and Convertible Subordinated Debentures for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. During 2004, we incurred interest expense resulting from the payment of call premiums of approximately $40 million and the acceleration of deferred financing costs and original issue discounts totaling approximately $14 million. For the year-to-date 2005, we incurred interest expense resulting from the payment of call premiums of $27 million and the acceleration of deferred financing costs totaling $3 million.

Capital Expenditures.    Typically, our renewal and replacement capital expenditures range from $200 million to $250 million on an annual basis. Based on the improved economy we increased spending to approximately $206 million, in 2004 compared to approximately $181 million in 2003, where we had reduced our capital expenditures based on our assessment of the operating environment, including delaying certain projects due to the start of the war in Iraq, and to preserve capital. As of September 9, 2005, our renewal and replacement capital expenditures for the year were approximately $147 million. We expect total renewal and replacement capital expenditures for 2005 to be approximately $250 million to $270 million. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash.

During 2004, we also spent approximately $44 million on repositioning/return on investment (ROI) projects, and for year-to-date 2005, we spent approximately $46 million in repositioning/ROI projects. These projects include, for example, expanding ballroom, spa or conference facilities. In addition, we will continue to seek opportunities to enhance the value of our portfolio by identifying and executing strategies that capitalize on alternative uses of our assets, such as the development of timeshare or condominium units on excess land or the conversion of existing rooms to timeshare or condominium units. ROI projects in process include the renovation and repositioning of the Newport Beach Marriott Hotel, which is expected to be completed in December 2005 at a cost of approximately $60 million and will include the addition of a spa and 20 new luxury suites, redesigned guest rooms, a new restaurant concept and updated meeting space. We also recently announced a commitment to invest approximately $60 million for the development of an exhibit hall for the Marriott Orlando World Center hotel. In addition, we are pursuing the development of 120 timeshare units on a beachfront parking lot at the Hyatt Regency Maui Resort and Spa. We expect to spend a total of approximately $110 million to $130 million on ROI projects in 2005. These projects have historically generated strong returns and over the next several years we also expect to spend $200 to $400 million on such investments.

Acquisitions. Acquisitions in 2004 and 2005 were comprised of:

•	the July 2004 acquisition of the 450-suite Fairmont Kea Lani Maui, a luxury resort hotel located on 21 acres of Wailea’s Polo Beach, for $355 million;

•	the September 2004 acquisition of the 270-suite Scottsdale Marriott at McDowell Mountains for approximately $58 million, $34 million of which was funded through the assumption of the existing mortgage debt on the hotel;

•	the May 2004 acquisition of the 455-suite Chicago Embassy Suites Downtown-Lakefront for $89 million;

•	during 2004 we also purchased a retail building adjacent to one of our hotels and the land under the JW Marriott Hotel at Lenox in Atlanta, which we previously leased, for a combined total of approximately $30 million; and

•	the September 2005 acquisition of the 834-room Hyatt Regency Washington, D.C. on Capitol Hill for approximately $274 million.

We remain interested in pursuing single asset and portfolio acquisitions, both domestically and abroad. We believe that there will continue to be opportunities in the near term and over the next several years to acquire assets that are consistent with our target profile of upper-upscale and luxury properties in urban and resort/convention locations where further large scale development is limited. The pending acquisition of the Starwood portfolio is an example of execution of this strategy. See the discussion of the Merger in “Recent Events.”

We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from equity offerings of Host, issuance of OP units by Host LP, advances under our credit facility, our available cash and the incurrence or assumption of indebtedness. We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed. Additionally, the number of potential acquirers for individual hotel properties has increased due to the improvement of both the capital markets and the lodging industry and, as a result, the cost of acquiring properties has increased. We can provide no assurance that we will be able to find acquisition targets that provide a suitable return on investment.

Sources and Uses of Cash

Our principal sources of cash are cash from operations, the sale of assets, borrowing under our credit facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt service, asset acquisitions, capital expenditures, operating costs, corporate and other expenses and distributions to equity holders.

Cash Provided by Operations.    Our cash provided by operations for year-to-date 2005 increased $103 million to $309 million from $206 million for year-to-date 2004, due primarily to the increase in operating profit in 2005. Our cash provided by operations decreased $10 million to $360 million for 2004 from $370 million for 2003. Cash from operations in 2003 included $156 million in business interruption proceeds related to the disposition of the New York Marriott World Trade Center hotel. Excluding this transaction, cash provided by operations increased approximately $146 million in 2004.

Cash Provided by or Used in Investing Activities.    Our primary investing activities for year-to-date 2005 were $193 million for capital expenditures. See “Cash Requirements—Capital Expenditures” above. Cash used in investing activities for 2004 was $501 million compared to $153 million for 2003. Cash used in investing activities for the first three quarters of 2005 was $34 million compared to $487 million over the same period in

2004. Activity for 2004 primarily included the acquisition of three hotel properties and other assets for total cash expenditures of approximately $503 million, the net proceeds of approximately $246 million from the sale of nine non-core properties, and capital expenditures at our properties of approximately $250 million. Activity for year-to-date 2005 primarily included the disposition of four hotels and renewal and replacement capital expenditures. In addition to the sales listed below, we believe that dispositions for the remainder of 2005 and the first quarter of 2006 will be approximately $150 million to $250 million. The net proceeds from any dispositions will be used to repay debt, fund acquisitions or repositioning/ROI projects or for general corporate purposes.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2003 (in millions):

Transaction Date		Description of Transaction	(Sale Investment Price)
Acquisitions
September	2005	Purchase of Hyatt Regency on Capitol Hill, Washington, D.C. (3)	$(274)
September	2004	Purchase of the 270-room Scottsdale Marriott at McDowell Mountains (1)	(58)
July	2004	Purchase of the 450-suite Fairmont Kea Lani	(355)
May	2004	Purchase of the 455-room Embassy Suites Lakefront, Chicago	(89)
November	2003	Purchase of the 806-room Hyatt Regency Maui Resort and Spa	(321)
June	2003	Acquisition of the remaining interests in the JW Marriott in Washington, D.C. (2)	(98)

		Total acquisitions	$(1,195)

Dispositions
October	2005	Sale of Charlotte Executive Park Marriott (3)	$21
March	2005	Sale of 85% of our interest in CBM Joint Venture LLC	92
January	2005	Sale of Torrance Marriott	62
January	2005	Sale of Hartford Marriott at Farmington, Tampa Westshore Marriott and Albuquerque Marriott	66
December	2004	Sale of the Bethesda Marriott	45
December	2004	Sale of the Salt Lake City Marriott	50
May	2004	Sale of the Dallas/Fort Worth Airport Marriott	59
January	2004	Sale of the Mexico City Airport Marriott	30
January	2004	Sale of the Atlanta Northwest Marriott, Detroit Romulus Marriott and the Detroit Southfield Marriott, Atlanta Marriott Norcross and the Fullerton Marriott	70
December	2003	Insurance recovery from the New York Marriott World Trade Center and New York Marriott Financial Center hotels	372
December	2003	Sale of the Williamsburg Marriott, Oklahoma City Marriott and the Plaza San Antonio Marriott	75
November	2003	Sale of the Jacksonville Marriott	17
July	2003	Sale of Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and Palm Beach Gardens Marriott	71
January	2003	Sale of Ontario Airport Marriott	26

		Total dispositions	$1,056

(1)	Investment price includes the assumption of $34 million of mortgage debt.
(2)	Investment price includes the assumption of $95 million of mortgage debt.
(3)	Transaction occurred subsequent to September 9, 2005, the end of our third quarter.

Cash Used in and Provided by Financing Activities.    For year-to-date 2005, distribution payments on our preferred and common OP units totaled $92 million and scheduled principal repayments totaled $43 million. Cash used in financing activities, net, was $276 million for 2004. Cash provided by financing activities, net, was $186 million for 2003. During 2004, cash provided by financing activities included the issuance of common stock by Host for approximately $301 million and the issuance of debt securities and preferred OP units for approximately $935 million, while cash used in financing activities primarily consisted of debt prepayments of approximately $1.2 billion. The proceeds from the Host common stock offering were contributed to us in exchange for OP units. See the table below for additional information. In connection with the redemptions of senior notes in 2004, we were required to pay premiums totaling approximately $40 million in exchange for the right to retire this debt in advance of its maturity. We also recorded interest expense of $14 million for the acceleration of the related deferred financing fees and original issue discounts for the prepayment of the senior notes. The table below summarizes other significant debt (net of deferred financing costs) and equity transactions since January 2003:

Transaction Date		Description of Transaction	Transaction Amount
Debt
May	2005	Prepayment of the 9% mortgage debt on two Ritz-Carlton hotels	$(140)
April	2005	Discharge of the remaining 8 3/8% Series E senior notes	(20)
April	2005	Redemption of 7 7/8% Series B senior notes	(169)
March	2005	Redemption of 8 3/8% Series E senior notes	(280)
March	2005	Proceeds from the issuance of 6 3/8% Series N senior notes	639
January	2005	8.35% mortgage on the Hartford Marriott at Farmington assumed by buyer	(20)
December	2004	Partial prepayment of the 5.19% Canadian mortgage loan (1)	(34)
September	2004	Assumed 6.08% mortgage on the Scottsdale Marriott at McDowell Mountains hotel	34
September	2004	Redemption of 7 7/8% Series B senior notes	(336)
August	2004	Proceeds from the issuance of 7% Series L senior notes	345
May	2004	Redemption of 7 7/8% Series B senior notes	(65)
April	2004	Redemption of 7 7/8% Series B senior notes	(494)
March	2004	Proceeds from the issuance of 3.25% Exchangeable Senior Debentures due 2024	484
January	2004	Payment of the 12.68% mortgage on the Mexico Airport Marriott	(11)
January	2004	Prepayment of the 8.58% mortgage on the Hanover Marriott	(27)
January	2004	Redemption of the remaining 8.45% Series C senior notes	(218)
January	2004	Partial prepayment of the 9% mortgage on The Ritz-Carlton, Naples and Buckhead	(44)
December	2003	Partial prepayment of the 4.19% Canadian mortgage loan (1)	(32)
December	2003	Retired $429 million of 7 7/8% Series A senior notes	(429)
December	2003	Retired $282 million of 8.45% Series C senior notes	(282)
December	2003	Payment of the 4.9% mortgage on the World Trade Center hotel	(65)
November	2003	Issuance of 7 1/8% Series K senior notes due in 2013	725
September	2003	Refinancing proceeds from the 4.5% mortgage on the JW Marriott, Washington, D.C. (2)	88
September	2003	Repayment of the 8.77% mortgage on the JW Marriott, Washington, D.C.	(95)
August	2003	Retired a portion of 7 7/8% Series A senior notes due in 2005	(71)
April	2003	Partial prepayment of the 4.07% Canadian mortgage loan (1)	(7)
March	2003	Retired a portion of 9.25% senior notes due in 2007	(8)
January	2003	Repayment of the 8.03% mortgage on The Ritz-Carlton, Naples Buckhead Loan	(17)
Ytd. 2005/ 2004/2003		Principal amortization	(156)

		Net debt transactions	$(705)

Transaction Date		Description of Transaction	Transaction Amount
Equity
May	2005	Redemption of 4 million units of 10% Class B preferred units	$(101)
August	2004	Redemption of 4.16 million units of 10% Class A preferred units	(104)
May/June	2004	Proceeds from the issuance of approximately 4 million units of 8 7/8% Class E preferred units	98
June	2004	Proceeds from the issuance of 25 million common OP units	301
October	2003	Proceeds from the issuance of 23.5 million common OP units	250
August	2003	Proceeds from the issuance of 27.5 million common OP units	251

		Net equity transactions	$695

(1)	The Canadian mortgage has a floating interest rate based on LIBOR plus 275 basis points. The interest rates shown reflect the rate as of the date of the transactions.
(2)	The JW Marriott, Washington, D.C. has a floating interest rate based on LIBOR plus 210 basis points. The rate shown is the rate as of December 31, 2004.

Financial Condition

General

As of September 9, 2005, our total debt was $5.5 billion. The weighted average interest rate of our debt was approximately 7.0% and the weighted average maturity was 6.9 years. Additionally, approximately 85% of our debt has a fixed rate of interest. Over time, we expect to increase the proportion of our floating rate debt in our capital structure to 20% to 25% of our total debt. In general, we seek to limit near term maturities and maintain an average maturity of no less than five years, although there can be no assurances that we will achieve this objective. We may also make exceptions to these objectives to take advantage of market conditions.

As of September 9, 2005 and December 31, 2004, our debt was comprised of:

	September 9, 2005	December 31, 2004
Series B senior notes, with a rate of 7 7/8% due August 2008	$136	$304
Series E senior notes, with a rate of 8 3/8% due February 2006	—	300
Series G senior notes, with a rate of 9 1/4% due October 2007 (1)	237	243
Series I senior notes, with a rate of 9 1/2% due January 2007 (2)	455	468
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	346	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	—
Exchangeable Senior Debentures, with a rate of 3.25% due 2008	492	491
Senior notes, with an average rate of 9 3/4%, maturing through 2012	13	13

Total senior notes	3,054	2,890
Credit facility	—	—
Mortgage debt (non-recourse) secured by $2.8 billion of real estate assets, with an average interest rate of 7.7% at September 9, 2005 and December 31, 2004	1,858	2,043
Convertible debt obligation to Host Marriott Corporation	492	492
Other	97	98

Total debt	$5,501	$5,523

(1)	Includes the fair value of the interest rate swap agreements of $(5) million and $1 million as of September 9, 2005 and December 31, 2004, respectively.
(2)	Includes the fair value of the interest rate swap agreement of $5 million and $18 million as of September 9, 2005 and December 31, 2004, respectively.

Senior Notes

General.    The following summary is a description of the material provisions of the indentures governing our various senior notes issues issued by the operating partnership, which we refer to collectively as the senior notes indenture. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of the operating partnership’s unsubordinated indebtedness and senior to all subordinated obligations of the operating partnership. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by the operating partnership. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness (excluding our Convertible Subordinated Debentures) of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as the operating partnership maintains the required level of interest coverage and satisfies these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and the incurrence of liens.

Interest.    We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table below.

Exchangeable Senior Debentures.    On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures and received net proceeds of $484 million, net of underwriting fees and expenses and an original issue discount. These debentures were issued under our senior notes indenture, and are the only series of senior notes that are exchangeable into Host common stock. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on April 15, 2004. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are currently exchangeable into shares of Host’s common stock at a rate of 55.4024 shares for each $1,000 of principal amount of the debentures, or a total of approximately 28 million shares, which is equivalent to an exchange price of $18.05 per share of Host’s common stock. Upon issuance of such shares by Host, we will issue to Host the number of OP units equal to the number of shares of common stock issued by Host in exchange for the Exchangeable Senior Debentures. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host has a shelf registration statement that is currently effective with respect to the resale of its common stock issuable upon exchange of the debentures.

Convertible Debt Obligation to Host Marriott Corporation

The obligation for the $492 million of 6 3/4% convertible subordinated debentures, or the Convertible Subordinated Debentures, as of September 9, 2005, has been included in these financial statements as our debt because upon Host’s conversion to a REIT, we assumed primary liability for repayment of the Convertible Subordinated Debentures of Host underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Issuer, a wholly-owned subsidiary trust of Host. The common securities of Host Marriott Financial Trust were not contributed to us and therefore Host Marriott Financial Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host, we will issue to Host the number of OP units equal to the number of shares of common stock issued by Host in exchange for the Convertible Subordinated Debentures.

As of September 9, 2005, Host Marriott Financial Trust held 9.5 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $475 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Issuer has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Convertible Subordinated Debentures were issued, our obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Convertible Subordinated Debentures due December 2, 2026 issued by us. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and invest the proceeds there from in the Convertible Subordinated Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Issuer is wholly owned by Host and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host common stock at the rate of 3.2537 shares per Convertible Preferred Security for a total of approximately 31 million shares, (equivalent to a conversion price of $15.367 per share of Host’s common stock). The Trust will only convert Convertible Subordinated Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. The conversion ratio and price have been adjusted to reflect certain transactions including Host’s conversion to a REIT. In addition, we have the right to terminate the conversion rights, upon 30 days advance notice, in the event the price of Host’s common stock exceeds $18.44 (equal to 120% of the conversion price) for 20 trading days within a period of 30 consecutive trading days.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% payable quarterly in arrears. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities correspond to the interest rate and interest and other payment dates on the Convertible Subordinated Debentures. We may defer interest payments on the Convertible Subordinated Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Convertible Subordinated Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Convertible Subordinated Debentures.

The Convertible Preferred Securities are redeemable at the Trust’s option upon any redemption by us of the Convertible Subordinated Debentures after December 2, 1999. During 2005, the Convertible Preferred Securities can be redeemed at a price equal to 100.675% of the liquidation preference, or $50.3375 per security. Upon repayment at maturity or as a result of the acceleration of the Convertible Subordinated Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption. The Convertible Preferred Securities, as a potentially dilutive security, are evaluated in the calculation of earning per unit and FFO per diluted unit. The securities were dilutive for FFO per diluted unit for both fourth quarter 2004 and 2003, but not for full year 2004. We believe that the securities will be dilutive in 2005 to the extent our FFO per diluted unit exceeds approximately $1.04.

Credit Facility

General.    On September 10, 2004, we entered into an amended and restated credit facility. The credit facility replaces our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million. The credit facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The credit facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of the credit facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount. As of December 1, 2005, we had drawn approximately $20 million outstanding under our credit facility.

As with the prior facility, the debt under the amended credit facility is guaranteed by certain of our existing subsidiaries and is currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our credit facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. As with the prior facility, the pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters.

Dual Tranche Structure.    Unlike our prior facility, the revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. Specifically, prior to the end of our third quarter of 2007, we are permitted to make borrowings and maintain amounts outstanding under Revolving Facility B so long as our leverage ratio is not in excess of 7.5x; the maximum leverage ratio applicable to Revolving Facility B is then reduced to 7.25x from the end of the third quarter of 2007 until the day prior to end of our third quarter of 2008, and is reduced to 7.0x thereafter.

Financial Covenants.    We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility. The financial covenants for the Revolving Facility A and Revolving Facility B do not apply when there are no borrowings under the respective tranche. Hence, so long as there are no amounts outstanding we are not in default of the credit facility if we do not satisfy the financial covenants and we do not lose the potential to draw under the amended credit facility in the future if we were ever to come back into compliance with the financial covenants. We are in compliance with all our covenants as of September 9, 2005.

The following table summarizes the financial tests contained in the credit facility through 2006:

	Facility A—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio	Minimum fixed charge coverage ratio
Third Quarter 2004 to Fourth Quarter 2005	1.50	7.00	1.00
First Quarter 2006 to Fourth Quarter 2006	1.50	6.75	1.00

	Facility B—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio
Third Quarter 2004 to Fourth Quarter 2005	1.50	7.50
First Quarter 2006 to Fourth Quarter 2006	1.50	7.50

Interest and Fees.    We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. As with the prior facility, to the extent that amounts under the amended credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment.

Other Covenants.    Our amended credit facility imposes restrictions on customary matters that were also restricted in our prior facility, such as limitations on capital expenditures, acquisitions, investments, the incurrence of debt and the payment of dividends. While such restrictions are generally similar to those contained in our prior facility, we have modified certain covenants to become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends will be replaced by the generally less restrictive corresponding covenants in our senior notes indenture.

Mortgage Debt

General.    As of September 9, 2005, we had 25 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 9, 2005, secured debt represented approximately 34% of our total debt and had an average interest rate of 7.72% and an average maturity of 4.5 years. Over time, we expect to reduce the amount of our secured debt as a percentage of our total debt. We may refinance secured debt with other financing alternatives, such as senior notes, although there can be no assurances that we will achieve this objective.

As a result of the decline in operations of our properties in 2002 and 2003, restrictive covenants on eight of our hotel properties secured by a $571 million mortgage loan, which we refer to as the CMBS Loan, were triggered. These hotel properties are, the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, the Drake Hotel New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and remains in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash that has been escrowed will be returned to us. As of the end of the third quarter 2005, operating cash flow from these properties for the past two quarters met the levels required to release the escrowed funds under the CMBS loan and on October 31, 2005 escrowed funds in the amount of approximately $71 million were released to us.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of September 9, 2005 (in millions):

	Balance as of September 9, 2005	2005	2006	2007	2008	2009	Thereafter
Mortgage Debt
CMBS Loan, 7.54%, due 8/1/2009 (1)	$554	$7	$24	$26	$28	$469	$—
Orlando Marriott World Center, 7.48%, due 1/1/2008	219	1	4	4	210	—	—
San Diego Marriott, 8.45%, due 7/1/2009	184	1	3	3	3	174	—
Host Hotel Properties II, 8.22%, due 10/11/2017 (2)(3)	176	2	9	8	7	7	143
Atlanta Marriott Marquis, 7.4%, due 2/11/2023 (4)	143	2	4	4	4	5	124
Desert Springs Marriott Resort and Spa, 7.8%, due 12/11/2022 (4)	89	—	3	3	3	3	77
Harbor Beach Marriott, 8.58%, due 3/1/2007	90	1	2	87	—	—	—
Boston Copley Marriott, 8.39%, due 6/1/2006	86	1	85	—	—	—	—
JW Marriott Washington, D.C., 5.1%, due 9/15/2006 (5)	88	—	88	—	—	—	—
Philadelphia Convention Center, 8.49%, due 4/1/2009	80	1	2	2	2	73	—
Other mortgage debt (6)	149	2	24	37	37	22	27

Total mortgage debt	1,858	18	248	174	294	753	371

Other Debt
Philadelphia Airport industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Capital leases and other (7)	57	3	3	3	—	—	48

Total other debt	97	3	3	3	—	—	88

Total mortgage and other debt	$1,955	$21	$251	$177	$294	$753	$459

(1)	This mortgage debt is secured by eight hotel properties and has certain restrictive covenants.
(2)	This mortgage debt is secured by first mortgages on three hotels, as well as a pledge of our limited partnership interest in the Santa Clara Partnership.
(3)	Beginning in 2007, the interest rate on this loan increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnership is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented in this table is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(4)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these two properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(5)	This floating rate mortgage is based on LIBOR plus 2.10%. The rate shown is as of September 9, 2005. Also, this mortgage has an interest rate cap derivative with a maximum rate of 8.1%.
(6)	Other mortgage debt consists of mortgage debt amounts that are less than $40 million, have an average interest rate of 7.7% at September 9, 2005 and mature through 2017.
(7)	Capital leases and other consists of five loans with an average interest rate of 7.36% and mature through 2016 as well as capital leases with varying interest rates and maturity dates.

Credit Ratings

Currently, we have $3.1 billion of senior notes outstanding and $250 million of Host preferred stock and $492 million of Convertible Preferred Securities that are rated by Moody’s Investors Service and Standard & Poor’s. On November 8, 2005, Standard and Poor’s upgraded the rating on our senior debt from a B+ rating to a BB- rating and upgraded the rating on Host’s preferred stock and Convertible Preferred Securities from a CCC+ rating to a B- rating. On October 13, 2005, Moody’s upgraded our senior notes debt from a Ba3 rating to a Ba2 rating, Host’s preferred stock from a B2 rating to a B1 rating and the Convertible Preferred Securities from a B2 rating to a Ba3 rating. While we have no senior note maturities until 2006, if our operations or our credit ratios were to decline, the ratings on our securities could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

Distribution Policy

Host is required to distribute to stockholders at least 90% of its taxable income in order to qualify as a REIT, including taxable income recognized for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. Host is the owner of substantially all of the preferred OP units and approximately 95% of the common OP units. The remaining 5% of the common OP units are held by various third-party limited partners.

As a result of the minority position in Host LP common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host LP. As a general rule, when Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a five cent per share dividend on its common stock, it would be based on payment of a five cent per unit distribution by Host LP to Host as well as other common OP unit holders. For these reasons, investors should also take into account the 5% minority position in Host LP, and the requirement that they share pro rata in distributions from Host LP, when analyzing dividend payments by Host to its stockholders.

Host’s current policy on common dividends is generally to distribute at least 100% of its taxable income, unless otherwise contractually restricted. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless similarly contractually restricted. While we are not currently restricted in our ability to pay distributions to Host, during the second half of 2002 and through the first quarter of 2004, we were limited in our ability to pay distributions to Host, except to the extent necessary to maintain Host’s REIT status.

On September 16, 2005, Host’s Board of Directors declared a cash dividend of $0.11 per share for its common stock. The dividend was paid on October 17, 2005 to stockholders of record as of September 30, 2005. Accordingly, we made a $0.11 distribution per common OP unit. The amount of any future common distribution will be determined by Host’s Board of Directors.

On September 16, 2005, Host’s Board of Directors also declared a quarterly cash dividend of $0.625 per share for its Class C preferred stock and a cash dividend of $0.5546875 per share for its Class E preferred stock. The dividends were paid on October 17, 2005 to preferred stockholders of record as of September 30, 2005. Accordingly, we made a similar distribution on our Class C and E preferred units.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of September 9, 2005, we are party to the following material off-balance sheet arrangements:

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, Host Marriott Services Corporation and Crestline), we are obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. In addition, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS successfully may assert against Host. We do not expect any amounts paid under the tax sharing arrangement to be material.

Tax Indemnification Agreements.    For reasons relating to tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and therefore not material to our financial statements. On average, these restrictions will generally expire, or cease to be significant, in 2009.

Guarantees.    We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $29 million as of September 9, 2005.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 16 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases and projected capital expenditures, each as of December 31, 2004 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations (1)(2)	$7,958	$465	$2,208	$1,780	$3,505
Capital lease obligations (3)	11	4	7	—	—
Operating lease obligations (4)	1,809	111	214	236	1,248
Purchase obligations (5)	148	148	—	—	—
Deferred management fee (6)	38	—	—	—	38

Total	$9,964	$728	$2,429	$2,016	$4,791

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate for both fixed and variable debt. For variable rate debt, we have used the applicable percentage interest rate as of December 31, 2004.
(2)	Long-term debt obligations excludes $20 million of mortgage debt, related to the Hartford Marriott Farmington, that was classified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants of $.2 million, payable to us under non-cancelable subleases. The lease payments also include interest payable of $2 million.
(4)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of $27 million and $550 million, respectively, payable to us under non-cancelable subleases.
(5)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the current year amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(6)	Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel and is therefore not determinable.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

•

Impairment testing.    We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value less selling costs is less than its net book value. We test for impairment in several situations, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows,

•	holding period,

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, assumptions, future changes in economic conditions, or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

•	Classification of Assets as “Held for Sale.” We classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	our Board of Directors has approved the sale (to the extent the dollar magnitude of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

•	Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

•	Valuation of Deferred Tax Assets. We have approximately $97 million, net of a valuation allowance of $14 million, in consolidated deferred tax assets as of September 9, 2005. The objective of financial accounting and reporting standards for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $97 million in deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

•	Valuation of Foreign Currency and Derivative Contracts. We had two interest rate swap agreements outstanding as of September 9, 2005. Our interest rate swap agreements with a fair market value of approximately ($342,000) as of September 9, 2005 have been designated as fair value hedges, as described in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Should any change in management strategy, or any other circumstance, cause an existing highly-effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception may be reclassified from the stockholders’ equity section of the balance sheet to current net income (loss). We also have two interest rate cap agreements that are fair valued each quarter and the increase or decrease in fair value is recorded in net income (loss). We estimate the fair value of all of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our existing foreign currency and derivatives is likely to fluctuate materially from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

•	Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. Currently, we have investments in entities that in the aggregate own 123 hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to the company and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements. For further detail on our unconsolidated entities see Note 3 to our consolidated financial statements.

Application of New Accounting Standards

During November 2004, the Financial Accounting Standards Board (the “FASB”) ratified the Emerging Issues Task Force on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” EITF 04-8 requires contingently convertible debt instruments to be included in diluted earnings per share, if dilutive, regardless of whether a market price contingency for the conversion of the debt into common shares or any other contingent factor has been met. Prior to this consensus, such instruments were excluded from the calculation of the diluted earnings per share until one or more of the contingencies were met. EITF 04-8 is effective for reporting periods ending after December 15, 2004, and does require restatement of prior period earnings per share amounts. As a result, we will include the common shares that are issuable from the conversion of the Exchangeable Senior Debentures, if dilutive, in our diluted earnings (loss) per unit.

In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of its two stock-based compensation plans, we will issue Host an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements. In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, (“FAS 123R”), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. Host adopted the fair value provisions of SFAS 123 in 2002, and, therefore has recognized the costs associated with all share-based payment awards granted after January 1, 2002. As a result, the provisions of FAS 123R are effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The adoption of this standard in 2006 will not have a material effect on our financial position and results of operations.

Reporting Periods

Reporting Periods for Consolidated Statement of Operations

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2005, 2004 and 2003. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2005		2004(1)		2003
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1 – March 25	84	January 1 – March 26	86	January 1 – March 28	87
Second Quarter	March 26 – June 17	84	March 27 – June 18	84	March 29 – June 20	84
Third Quarter	June 18 – September 9	84	June 19 – September 10	84	June 21 – September 12	84
Fourth Quarter	September 10 – December 31	113	September 11 – December 31	112	September 13 – December 31	110

(1)	Reflects an additional day in February for the leap year.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately one-fourth of our full-service hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

Reporting Periods for Hotel Operating Statistics and Comparable Hotel Results

In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott International for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks (such as fiscal year 2002) versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates for 2005, 2004 and 2003 that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2005		2004		2003
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1 – March 25	84	January 3 – March 26	84	January 4 – March 28	84
Second Quarter	March 26 – June 17	84	March 27 – June 18	84	March 29 – June 20	84
Third Quarter	June 18 – September 9	84	June 19 – September 10	84	June 21 – September 12	84
Fourth Quarter	September 10 – December 30	112	September 11 – December 31	112	September 13 – January 2, 2004	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income (loss) available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income (Loss) Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year-to-date ended
	September 9, 2005			September 10, 2004
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net income (loss) available to common unitholders	$72	373.0	$.19	$(98)	354.4	$(.28)
Adjustments:
Gain on dispositions, net of taxes	(54)	—	(.14)	(20)	—	(.05)
Amortization of deferred gains, net	(5)	—	(.02)	(8)	—	(.03)
Depreciation and amortization	254	—	.69	251	—	.71
Partnership adjustments	3	—	—	16	—	.05
Adjustments for dilutive securities:
Assuming distribution of common units for shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	2.4	—	—	2.1	—
Assuming conversion of Exchangeable Senior Debentures	13	27.7	(.02)	—	—	—

FFO per diluted unit (a)(b)	$283	403.1	$.70	$141	356.5	$.40

	Year ended December 31,
	2004			2003
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net loss available to common unitholders	$(42)	359.8	$(.12)	$(21)	307.2	$(.07)
Adjustments:
Gain on the disposition of the World Trade Center hotel	—	—	—	(56)	—	(.19)
Gain on dispositions, net	(59)	—	(.16)	(9)	—	(.03)
Amortization of deferred gains	(4)	—	(.01)	(4)	—	(.01)
Depreciation and amortization	364	—	1.01	375	—	1.22
Partnership adjustments	21	—	.06	24	—	.08
Adjustments for dilutive securities:
Assuming distribution of common units for shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	3.0	(.01)	—	3.5	(.01)
Assuming conversion of Exchangeable Senior Debentures	15	21.7	—	—	—	—

FFO per diluted unit (a)(b)	$295	384.5	$.77	$309	310.7	$.99

(a)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, convertible debt securities, those preferred OP units held by minority partners and other minority interests that have the option to convert their limited partnership interest to common shares. No effect is shown for securities if they are anti-dilutive.
(b)	The results for the periods presented were significantly affected by several transactions, the effect of which is shown in the tables below (in millions, except per unit amounts):

	Year-to-date ended
	September 9, 2005		September 10, 2004
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Senior notes redemptions and debt repayments (1)	$(34)	$(34)	$(59)	$(59)
Preferred OP unit redemption (2)	(4)	(4)	(6)	(6)
Gain on CBM Joint Venture LLC sale (3)	42	—	—	—
Gain on hotel dispositions	12	—	20	—

Total	$16	$(38)	$(45)	$(65)

Per diluted unit	$.04	$(.09)	$(.13)	$(.18)

	Year ended December 31,
	2004		2003
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Senior notes redemptions and debt prepayments (1)	$(59)	$(59)	$(36)	$(36)
World Trade Center hotel insurance gain (4)	—	—	212	156
Loss on foreign currency forward contracts (5)	—	—	(18)	(18)
Class A preferred OP unit redemption (2)	(6)	(6)	—	—
Directors’ and officers’ insurance settlement (6)	—	—	7	7

Total	$(65)	$(65)	$165	$109

Per diluted unit	$(.18)	$(.17)	$.54	$.34

(1)	Represents call premiums and the acceleration of original issue discounts and deferred financing costs, as well as incremental interest during the call period for refinancings, included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment of senior notes and mortgages during the periods presented.
(2)	Represents the original issuance costs for preferred OP units, which was required to be charged against net income (loss) available to common unitholders in conjunction with the redemption of the Class B preferred OP units in the second quarter of 2005 and the redemption of the Class A preferred OP units in the third quarter of 2004. The adjustment in 2004 also includes the incremental dividends from the date of issuance of the Class E preferred OP units to the date of redemption of the Class A preferred OP units.
(3)	Represents the gain, net of tax, on the sale of 85% of our interest in CBM Joint Venture LLC.
(4)	As a result of the New York Marriott World Trade Center hotel insurance settlement in the fourth quarter of 2003, we recorded a gain of approximately $212 million, which is comprised of $156 million in post-2003 business interruption proceeds and $56 million from the disposition of the hotel. See the previous discussion of non-GAAP financial measures, which describes why we exclude the $56 million gain from FFO per diluted unit.
(5)	During 2003, we made partial repayments of the Canadian mortgage debt, which resulted in certain of our forward currency hedge contracts being deemed ineffective for accounting purposes.

(6)	During 2003, we recognized approximately $10 million of other income from the settlement of a claim that we brought against our directors’ and officers’ insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnership units to investors prior to 1993. The effect on net loss and FFO is approximately $7 million due to income taxes on the proceeds.

Comparable Hotel Operating Results

We present certain operating results for our full-service hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for full-service hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results(1)

(in millions, except hotel statistics)

	Year-to-date ended
	September 9, 2005	September 10, 2004
Number of hotels	99	99
Number of rooms	49,082	49,082
Percent change in Comparable Hotel RevPAR	9.1%	—
Comparable hotel sales
Room	$1,491	$1,371
Food and beverage	754	717
Other	167	157

Comparable hotel sales (2)	2,412	2,245

Comparable hotel expenses
Room	364	345
Food and beverage	568	545
Other	103	99
Management fees, ground rent and other costs	802	760

Comparable hotel expenses (3)	1,837	1,749

Comparable hotel adjusted operating profit	575	496
Non-comparable hotel results, net (4)	61	49
Office building and limited service properties, net (5)	—	(1)
Depreciation and amortization	(254)	(242)
Corporate and other expenses	(45)	(43)

Operating profit	$337	$259

	Year ended December 31,
	2004	2003
Number of hotels	103	103
Number of rooms	52,063	52,183
Percent change in Comparable Hotel RevPAR	7.3%	—
Comparable hotel sales
Room	$2,045	$1,907
Food and beverage	1,102	1,043
Other	226	220

Comparable hotel sales (2)	3,373	3,170

Comparable hotel expenses
Room	515	483
Food and beverage	823	784
Other	141	134
Management fees, ground rent and other costs	1,140	1,091

Comparable hotel expenses (2)	2,619	2,492

Comparable hotel adjusted operating profit	754	678
Non-comparable hotel results, net (4)	83	26
Comparable hotels sold during 2005	(14)	(12)
Office building and limited service properties, net (5)	2	1
Other income	1	12
Depreciation and amortization	(353)	(346)
Corporate and other expenses	(67)	(60)

Operating profit	$406	$299

(1)	The reporting period for year-to-date 2005 is from January 1, 2005 to September 9, 2005 and for year-to-date 2004 is from January 3, 2004 to September 10, 2004.
(2)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year-to-date ended
	September 9, 2005	September 10, 2004
Revenues per the consolidated statements of operations	$2,647	$2,452
Revenues of hotels held for sale	8	7
Non-comparable hotel sales	(224)	(181)
Hotel sales for the property for which we record rental income, net	35	31
Rental income for office buildings and limited service hotels	(54)	(53)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	—	(11)

Comparable hotel sales	$2,412	$2,245

	Year ended December 31,
	2004	2003
Revenues per the consolidated statements of operations	$3,629	$3,278
Revenues of hotels sold during 2005	81	76
Non-comparable hotel sales	(292)	(137)
Hotel sales for the property for which we record rental income, net	47	46
Rental income for office buildings and limited service hotels	(80)	(75)
Other income	(1)	(12)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(11)	(6)

Comparable hotel sales	$3,373	$3,170

(3)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year-to-date ended
	September 9, 2005	September 10, 2004
Operating costs and expenses per the consolidated statements of operations	$2,310	$2,193
Operating costs of hotels held for sale	7	6
Non-comparable hotel expenses	(162)	(133)
Hotel expenses for the property for which we record rental income	35	32
Rent expense for office buildings and limited service hotels	(54)	(54)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	—	(10)
Depreciation and amortization	(254)	(242)
Corporate and other expenses	(45)	(43)

Comparable hotel expenses	$1,837	$1,749

	Year ended December 31,
	2004	2003
Operating costs and expenses per the consolidated statements of operations	$3,223	$2,979
Operating costs of hotels sold during 2005	67	64
Non-comparable hotel expenses	(210)	(112)
Hotel expenses for the property for which we record rental income	47	46
Rent expense for office buildings and limited service hotels	(78)	(74)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(10)	(5)
Depreciation and amortization	(353)	(346)
Corporate and other expenses	(67)	(60)

Comparable hotel expenses	$2,619	$2,492

(4)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statement of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations (see “Reporting Periods” for additional information).
(5)	Represents rental income less rental expense for limited service properties and office buildings.